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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934



       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 4, 2000



                         PENNCORP FINANCIAL GROUP, INC.
               (Exact name of Registrant as specified in charter)




          DELAWARE                        1-11422             13-3543540
(State or other jurisdiction     (Commission file number)  (I.R.S. employer
     of incorporation)                                    identification no.)


                 C/O SOUTHWESTERN FINANCIAL SERVICES CORPORATION
                            717 NORTH HARWOOD STREET
                               DALLAS, TEXAS 75201
                    (Address of principal executive offices)

       Registrants' telephone number, including area code: (214) 954-7111

67200.0001
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ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS.

           As previously reported, pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of January 8, 2000, by and between American-Amicable Holdings Corporation ("AA Holdings"), a subsidiary of PennCorp Financial Group, Inc. (the "Company"), and Pioneer-Occidental Holdings Company ("Holdings"), Holdings agreed to purchase all of the outstanding shares of common stock of Pioneer Security Life Insurance Company ("Pioneer") and Occidental Life Insurance Company of North Carolina for $102,000,000 in cash, subject to certain adjustments (the "Waco Transaction"). In connection with the consummation of the Waco Transaction (as described in the following paragraph), the Stock Purchase Agreement was amended pursuant to an Amendment to Stock Purchase Agreement dated as of February 4, 2000 (the "Amendment"), to provide, among other things, (i) for the assignment to Holdings of that certain surplus debenture dated July 1, 1997, made by Pioneer in the original principal amount of $63,700,809, (ii) for the assumption by Holdings of certain employee benefit obligations, and (iii) for the continuation, among other things, of a Cost Sharing and Services Agreement dated effective October 14, 1995, between American-Amicable Life Insurance Company and Pacific Life and Accident Insurance Company. The description of the Amendment herein does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as an exhibit to this Current Report on Form 8-K.

           On February 4, 2000, AA Holdings consummated the Waco Transaction. After the payment of transaction fees and expenses, the settlement of intercompany balances and the payment of certain amounts as required by the Stock Purchase Agreement, AA Holdings received net proceeds of approximately $97 million. In addition, pursuant to the terms of the Stock Purchase Agreement, AA Holdings received $13 million in cash, which represented the capital and surplus of the insurance subsidiaries acquired by Holdings in the Waco Transaction in excess of the minimum capital and surplus of such companies as required by the Stock Purchase Agreement. Of such proceeds, approximately $100 million was paid to the lenders under the Company's Credit Agreement dated as of March 12, 1997, among the Company, the lenders signatory thereto, the Managing Agents and the Co-Agents named therein and The Bank of New York, as administrative agent. A press release dated February 4, 2000, announcing the consummation of the Waco Transaction is filed as an exhibit to this Current Report on Form 8-K and such press release is incorporated by reference herein.

ITEM 3.    BANKRUPTCY OR RECEIVERSHIP.

           On February 7, 2000, the Company filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the Bankruptcy Court for the District of Delaware (the "Chapter 11 Case"). The Company continues to operate its business and to manage its affairs as a debtor-in-possession. The Chapter 11 Case relates only to the Company and not the Company's subsidiaries. A press release dated February 7, 2000, announcing the filing of the Chapter 11 Case is filed as an exhibit to this Current Report on Form 8-K and such press release is incorporated by reference herein.

ITEM 5.    OTHER EVENTS.

           As a result of the Waco Transaction and the pending sale of Southwestern Life Insurance Company and Security Life & Trust Insurance Company to Reassure America Life Insurance


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Company ("Reassure America"), pursuant to the Stock Purchase Agreement dated as of January 10, 2000, by and between Reassure America and the Company, Keith A. Maib, the President and Chief Executive Officer of the Company, James P. McDermott, the Executive Vice President and Chief Financial Officer of the Company, and Scott D. Silverman, the Executive Vice President, Chief Administrative Officer and General Counsel of the Company (collectively, the "Executives"), became entitled to terminate their existing employment agreements (the "Old Employment Agreements") for "Good Reason" (as defined therein). As the result thereof, the amounts of $3,403,467.08, $2,983,335.86 and $3,062,930.59 became due and owing to Messrs. Maib, McDermott and Silverman, respectively. In order to ensure the continued services of the Executives, on January 28, 2000, the Company entered into an Agreement with each Executive (collectively, the "Agreements"), pursuant to which the Company entered into new Executive Employment Agreements with each Executive (the "New Employment Agreements") and paid to each Executive the amount indicated above.

           The descriptions of the New Employment Agreements and the Agreements above do not purport to be complete and are qualified in their entirety by reference to the New Employment Agreements and the Agreements, which are filed as exhibits to this Current Report on Form 8-K.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

           (c) Exhibits.

10.1 - Amendment to Stock Purchase Agreement dated as of February 4, 2000, by and between American-Amicable Holdings Corporation and Pioneer-Occidental Holdings Company.

10.2 - Executive Employment Agreement dated January 28, 2000, by and between PennCorp Financial Group, Inc. and Keith A. Maib.

10.3 - Agreement dated January 28, 2000, by and between PennCorp Financial Group, Inc. and Keith A. Maib.

10.4 - Executive Employment Agreement dated January 28, 2000, by and between PennCorp Financial Group, Inc. and James P. McDermott.

10.5 - Agreement dated January 28, 2000, by and between PennCorp Financial Group, Inc. and James P. McDermott.

10.6 - Executive Employment Agreement dated January 28, 2000, by and between PennCorp Financial Group, Inc. and Scott D. Silverman.

10.7 - Agreement dated January 28, 2000, by and between PennCorp Financial Group, Inc. and Scott D. Silverman.

99.1  -  Press Release dated February 4, 2000.

99.2  -  Press Release dated February 7, 2000.



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                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               PENNCORP FINANCIAL GROUP, INC.




Date: February 11, 2000        By:   /s/ Scott D. Silverman
                                  ---------------------------------------
                                         Scott D. Silverman
                                         Executive Vice President,
                                         Chief Administrative Officer and
                                         General Counsel




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